Exhibit 99.1

Beeline Labs announces First Capital Raise for Cutting-Edge AI Sales Solution in Magic Blocks

Beeline Reveals Seed Equity Stake and Long-Term License with MagicBlocks

Rhode Island, February 6, 2025 – Beeline Labs, Inc., a wholly-owned subsidiary of Eastside Distilling, Inc. (d/b/a Beeline Holdings) (NASDAQ: BLNE), a pioneering mortgage technology company with an all-digital, AI-driven lending platform announces a major milestone: the first capital raise for MagicBlocks.

This marks a pivotal moment for the Company as it continues to shape the future of AI-driven sales solutions in the mortgage industry and expands its reach to a broader global audience across multiple industries.

Revolutionizing AI-Powered Sales

MagicBlocks has rapidly emerged as a market leader in deploying highly customizable AI sales agents for mortgage origination. The Company has also secured new customer trials across various industries demonstrating its technology’s adaptability and effectiveness.

Built on an advanced ensemble of language models and proprietary software, MagicBlocks enables businesses to convert leads into sales more efficiently—at a higher success rate and lower cost.

The Company’s founders, Jay Stockwell and Sean Clark, along with Beeline, retain equity ownership, ensuring a long-term partnership focused on ongoing innovation.

“Building a virtual AI sales department that stays on-brand, understands financial nuances, and navigates complex sales processes requires deep expertise,” said Jay Stockwell, Beeline co-founder and founder of MagicBlocks. “We’ve developed something truly special—a platform that empowers companies to generate more business with greater efficiency.”

Beeline Labs’s CEO and co-founder, Nick Liuzza, added: “The MagicBlocks platform is live and ready for companies to build and customize their own AI-driven sales strategies. This milestone is a huge leap forward for Beeline Labs, as we expand our AI-powered SaaS offerings, driving recurring B2B revenue. Beeline isn’t just a mortgage innovator—we’re a technology company at our core.” Liuzza also highlighted Beeline Labs’ expanding portfolio, noting, “With BlinkQC set to generate revenue in March, MagicBlocks marks our second major SaaS opportunity in the mortgage tech space—already driving results.”

Plug-and-Play AI Sales Departments for Any Industry

What sets MagicBlocks apart is its ability to let companies quickly deploy their own AI sales departments—without having to build custom software. With simple natural language instructions, businesses can go live at a fraction of the cost of building their own AI Agent, using a flexible monthly subscription model based on features and usage.

This capital raise solidifies MagicBlocks as an independent company, while Beeline retains a significant equity stake and long-term licensing rights. MagicBlocks’ technology is also embedded within Beeline’s home loan customer experience via Bob, the mortgage industry’s first AI chatbot in Beeline’s Bob AI Sales Strategy, ensuring continuous innovation within Beeline’s ecosystem.

Jess Kennedy, Beeline Labs’s Chief Operating Officer, emphasized the impact: “MagicBlocks has completely transformed our go-to-market strategy at a crucial time for the mortgage industry. Delivering high-level service while reducing costs is more important than ever, and MagicBlocks gives us a powerful advantage.” With this funding, MagicBlocks is positioned to accelerate AI-driven sales innovation across multiple sectors, redefining how businesses engage and convert leads in an evolving digital landscape.

Beeline Labs Continues to Drive AI Innovation

MagicBlocks is the second major product launch from Beeline Labs, following the recent unveiling of BlinkQC—an AI-powered mortgage Quality Control (QC) solution designed to streamline compliance and auditing for lenders.

About Beeline Labs and MagicBlocks

Beeline Labs is a wholly owned SaaS company developing cutting-edge mortgage software designed to lower costs, increase efficiency, and create better outcomes for mortgage and title consumers and investors. Beeline Labs is committed to rolling out new products and strategic partnerships. To learn more about the company, visit MagicBlocks.

About Beeline Holdings

Beeline Holdings is a technology-driven mortgage lender and title provider building a fully digital, AI-powered platform that simplifies and accelerates the home financing process. Headquartered in Providence, RI, Beeline Financial Holdings, Inc. is dedicated to transforming the mortgage industry through innovation and customer-focused solutions. It is a wholly-owned subsidiary of Beeline Holdings and owns Beeline Labs.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements that reflect our expectations or anticipations rather than historical fact. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions, general competitive factors, the Company’s ongoing financing requirements and ability to achieve financing, acceptance of the Company’s products in the market, the Company’s success in obtaining new customers, the Company’s ability to execute its business model and strategic plans, and other risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). A detailed discussion of the most significant risks can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2024 and the Company’s Current Report on Form 8K/A filed with the SEC on Form 8-K/A on December 19, 2024. The Company assumes no obligation to update the cautionary information in this press release.

Contact:

ir@makeabeeline.com